EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
Carolina First Corporation and Subsidiaries



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
($ in thousands)                                                                Years Ended December 31,
                                                   -----------------------------------------------------------------------------
                                                          1997            1996           1995           1994           1993
                                                   -----------------------------------------------------------------------------
EARNINGS:
  Income from continuing operations
     before income taxes ......................     $     22,432    $     16,473   $     14,370   $     (1,550)   $     7,723

ADD:
  (a) Fixed charges ...........................           69,999          60,541         51,573         32,902         24,845

DEDUCT:
  (a) Interest capitalized during year .......             -----           -----          -----          -----          -----
                                                      -------------   ------------   ------------   ------------    ------------

Earnings, for computation purposes ...........      $     92,431    $     77,014   $     65,943   $     31,352    $    32,568
                                                      =============   ============   ============   ============    ============

FIXED CHARGES:
  Interest on indebtedness, expenses or cap....     $     69,000    $     59,802   $     50,978   $     32,509    $    24,607
  Portion of rents representative of the
     interest factor .........................               870             610            520            393            238
  Amortization of debt expense ...............               129             129             75          -----          -----
                                                      -------------   ------------   ------------   ------------    ------------

Fixed charges, for computation purposes .....       $     69,999    $     60,541   $     51,573   $     32,902    $    24,845
                                                      =============   ============   ============   ============    ============

Ratio of earnings to fixed charges ..........               1.32 x          1.27 x         1.28 x         0.95 x         1.31 x

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